Exhibit 99.1

Moody’s Corporation Reports Results for Fourth Quarter and Full-Year 2008

NEW YORK--(BUSINESS WIRE)--February 5, 2009--Moody’s Corporation (NYSE: MCO):

  Reported FY08 EPS of $1.87 down 28% from FY07 EPS
  Reported 4Q08 EPS of $0.37 down 24% from 4Q07 EPS
  FY08 revenue down 22%; 4Q08 revenue down 20%
  Projected FY09 EPS between $1.40 and $1.50 per share

Moody’s Corporation (NYSE: MCO) today announced results for the fourth quarter and full-year 2008.

Summary of Results for Fourth Quarter 2008

Moody’s reported revenue of $403.7 million for the three months ended December 31, 2008, a decrease of 20% from $504.9 million for the fourth quarter of 2007. Operating income for the quarter was $125.4 million, a 41% decline from $212.1 million for the same period last year. Diluted earnings per share were $0.37 for the fourth quarter of 2008, and included $0.04 of dilution relating to the acquisition of Fermat International (“Fermat”) which closed in October 2008. Excluding restructuring charges in 2007, diluted earnings per share declined 38% to $0.37 for the fourth quarter of 2008 versus $0.60 in the prior-year period.

Summary of Results for Full-Year 2008

Moody’s Corporation revenue for the full-year 2008 totaled $1,755.4 million, a decrease of 22% from $2,259.0 million for the same period of 2007. Operating income of $748.2 million was down 34% from $1,131.0 million for the full-year 2007. Excluding the positive impact from foreign currency translation, global revenue and operating income declined 23% and 36%, respectively. Diluted earnings per share of $1.87 for the full-year 2008 included a benefit of $0.05 related to the resolution of certain legacy tax matters, minor adjustments to the 2007 restructuring reserve and dilution of $0.04 relating to the acquisition of Fermat. Excluding the legacy tax matters and restructuring items in both years, diluted earnings per share of $1.82 for the full-year 2008 decreased 27% from $2.50 for the full-year of 2007.

Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s, said, “Weak credit market conditions that prevailed throughout most of 2008 were exacerbated in the fourth quarter by the broader downturn in global economic activity. Moody’s performance in this difficult environment reflects ongoing cost management efforts and resilience from the areas of our business that generate recurring revenue.” Referring to the company’s outlook for 2009, Mr. McDaniel added, “Unusually challenging conditions are likely to persist through much of 2009, and we will remain focused on activities aimed at restoring investor confidence, supporting global regulatory and policymaking efforts that respond to the crisis, and meeting the needs of financial market participants.”

Fourth Quarter Revenue

For Moody’s Corporation overall, global revenue declined 20% from the fourth quarter of 2007. Excluding the unfavorable impact of foreign currency translation, revenue declined 18 percent. U.S. revenue of $195.5 million for the fourth quarter of 2008 decreased 29% from the fourth quarter of 2007, while non-U.S. revenue of $208.2 million decreased 9% from the prior-year period. Non-U.S. revenue accounted for 52% of Moody’s total revenue for the quarter, up from 45% in the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the fourth quarter of 2008 was $253.9 million, a decrease of 32% from the prior-year period. Excluding the unfavorable impact of foreign currency translation, revenue declined 29 percent. U.S. revenue of $125.9 million for the fourth quarter of 2008 decreased 40% from the fourth quarter of 2007. Outside the U.S., revenue of $128.0 million, representing 50% of global MIS revenue, declined 21% from the year-ago period.

Within the ratings business, global structured finance revenue totaled $92.2 million for the fourth quarter of 2008, a decrease of 42% from a year earlier. U.S. structured finance revenue decreased 57%, driven by declines in issuance across all asset classes. Non-U.S. structured finance revenue decreased 26%, led by declines in European commercial real-estate finance and credit derivatives.

Global corporate finance revenue of $56.6 million in the fourth quarter of 2008 declined 37% from the same quarter of 2007. U.S. corporate finance revenue decreased 45% from the fourth quarter of 2007. Outside the U.S., revenue declined 23% from the prior-year period. Declines were driven by the reduction in issuance of both investment-grade and speculative-grade securities.

Global financial institutions revenue of $56.5 million in the fourth quarter of 2008 decreased 15% compared to the same quarter of 2007. Financial institutions revenue in the U.S. decreased 16% due to declines in issuance for the banking and insurance sectors. Outside the U.S., revenue decreased 14% primarily driven by declines in European bank issuance.

Global public, project and infrastructure finance revenue was $48.6 million for the fourth quarter of 2008, declining 15% from the fourth quarter of 2007. U.S. revenue declined 19% due to lower levels of activity in the public finance sector. Non-U.S. revenue decreased 7% with strong increases in project and infrastructure finance activity in the Europe, Middle East and Africa region more than offset by difficult market conditions for the rest of the non-U.S. business.

Global revenue for Moody’s Analytics for the fourth quarter of 2008 reached $149.8 million, up 13% from the same quarter of 2007. Revenue from the subscription line of business increased 9% from the prior-year period to $122.0 million, which continued to represent more than 80% of Moody’s Analytics revenue and contributed the majority of dollar growth. The smaller software and consulting business lines produced revenue growth of 39% and 40%, respectively.

In the U.S., Moody’s Analytics revenue of $69.6 million for the fourth quarter of 2008 increased 6% from the fourth quarter of 2007. U.S. revenue growth was driven by the subscription and consulting business lines, reflecting demand from new and existing customers for credit and economic research and other offerings. Outside the U.S., revenue increased 21% over the prior-year period to $80.2 million, representing 54% of global Moody’s Analytics revenue. Growth outside the U.S. was strong in all areas, especially in the software line of business where results were positively impacted by the fourth quarter acquisition of Fermat.

Fourth Quarter and Full Year Expenses

Fourth quarter 2008 operating expenses for Moody’s Corporation of $278.3 million were 5% lower than in the prior-year period. Excluding the restructuring charge in 2007 and minor adjustments to this charge in 2008, Moody’s operating expenses were 14% higher in 2008 than in the prior-year period. The primary driver of the increase was higher incentive costs compared to the fourth quarter of 2007, when compensation accruals were adjusted to reflect weak performance for the second half of 2007. It was also due to incremental expenses from businesses acquired in 2008. Moody’s reported operating margin for the fourth quarter of 2008 was 31.1%.

Full-year 2008 operating expenses for Moody’s Corporation of $1,007.2 million were 11% lower than the prior year. Excluding the restructuring charge in 2007 and minor adjustments to this charge in 2008, Moody’s operating expenses were 6% lower in 2008, due primarily to reduced compensation costs.

Fourth Quarter Effective Tax Rate

Moody’s effective tax rate was 28.6% for the fourth quarter of 2008, compared with 33.8% for the prior-year period. The decrease was due primarily to a larger portion of consolidated taxable income generated in lower tax jurisdictions outside the U.S., and the realization of benefits available for U.S.-based manufacturing and research activities.

Full-Year 2008 Results

Revenue at Moody’s Investors Service totaled $1,204.7 million for the full-year 2008, a decrease of 32% from full-year 2007. Excluding the favorable impact of foreign currency translation, revenue declined 33%. U.S. revenue of $645.0 million decreased 42%, while non-U.S. revenue of $559.7 million decreased 15% from the prior year. The public, project and infrastructure business line achieved modest growth, with all other MIS business lines recording declines from the prior year, led by structured finance.

Moody’s Analytics revenue rose to $550.7 million for the full-year 2008, up 15% from the full-year 2007. Both the subscription and consulting business lines generated good growth, and the software line of business grew by 25% over the prior year, including the impact of the Fermat acquisition. U.S. revenue of $265.1 million for the full-year 2008 increased 9% from the full-year 2007. Non-U.S. revenue of $285.6 million increased 21% from 2007 and represented 52% of global revenue, compared to 49% a year earlier.

Share Repurchases and Debt Capacity

During the fourth quarter of 2008, Moody’s repurchased 4.8 million shares at a total cost of $120.1 million and issued 136 thousand shares under employee stock-based compensation plans. Outstanding shares as of December 31, 2008 totaled 235.1 million, representing a 6% decrease from a year earlier. Fourth quarter share repurchases were funded by a combination of free cash flow and borrowings. Additionally, as of December 31, 2008, Moody’s had $1.4 billion of share repurchase authority remaining under its current program. At year-end, Moody’s had $1.5 billion of outstanding debt with additional debt capacity available of approximately $300 million.

Assumptions and Outlook for Full-Year 2009

Moody’s outlook for 2009 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the impact of government-sponsored economic stabilization initiatives. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from our current outlook.

For Moody’s overall, the Company expects full-year 2009 revenue to decline in the low single-digit percent range. This outlook assumes foreign currency translation in 2009 at current rates. Although Moody’s has a solid base of recurring revenue, we anticipate issuance-based revenue to reflect generally weak conditions throughout 2009, with any broad improvement in market liquidity and issuance expected to be modest and to occur later in the year. Full-year 2009 operating expenses are expected to increase in the mid single-digit percent range, including costs associated with the Fermat acquisition. We expect the full-year 2009 operating margin will be in the mid- to high-thirties percent range, due to lower ratings revenue and higher comparable expenses. The Company projects diluted earnings per share for full-year 2009 in the range of $1.40 to $1.50.

For the global MIS business, we expect revenue for the full-year 2009 to decline in the high single-digit percent range, both in the U.S. and internationally. Structured finance revenue for full-year 2009 is expected to decrease in the high-teens to low-twenties percent range, reflecting continued declines across all asset classes. Corporate finance revenue for full-year 2009 is expected to decrease in the mid- to high single-digit percent range, with weakness most pronounced in speculative-grade issuance and bank loans. Revenue from financial institutions and public, project and infrastructure finance ratings for full-year 2009 is expected to be about flat with full-year 2008.

For Moody’s Analytics, we expect full-year 2009 revenue growth in the mid single-digit percent range, including revenue from Fermat. We expect strong revenue growth in the software and consulting businesses to offset a revenue decline in the subscription business in the low single-digit percent range. Within the U.S., we project Moody’s Analytics revenue to be about flat with full-year 2008. Outside the U.S. we expect Moody’s Analytics revenue to increase in the low double-digit percent range.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, encompassing the growing array of Moody’s non-ratings businesses including Moody’s KMV, a provider of quantitative credit analysis tools, Moody's Economy.com, which provides economic research and data services, Moody’s Wall Street Analytics, a provider of software for structured finance analytics, and Moody’s Fermat, a provider of risk and performance management software. The Corporation, which reported revenue of $1.8 billion in 2008, employs approximately 3,900 people worldwide and maintains a presence in 31 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2009 and other forward-looking statements in this release are made as of February 5, 2009, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2007, the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008, and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2008	2007	2008	2007
Amounts in millions, except per share amounts

Revenue	$403.7	$504.9	$1,755.4	$2,259.0

Expenses

Operating, selling, general and administrative expenses	246.9	233.1	934.6	1,035.1
Restructuring	0.2	47.8	(2.5)	50.0
Depreciation and amortization	31.2	11.9	75.1	42.9
Total expenses	278.3	292.8	1,007.2	1,128.0

Operating income	125.4	212.1	748.2	1,131.0

Interest and other non-operating (expense) income, net	(1.1)	(19.8)	(22.4)	(14.3)

Income before provision for income taxes	124.3	192.3	725.8	1,116.7

Provision for income taxes	35.6	65.0	268.2	415.2

Net income	$88.7	$127.3	$457.6	$701.5

Earnings per share
Basic	$0.38	$0.50	$1.89	$2.63
Diluted	$0.37	$0.49	$1.87	$2.58

Weighted average number of shares outstanding
Basic	236.2	256.2	242.4	266.4
Diluted	237.8	260.6	245.3	272.2

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

Amounts in millions	2008	2007	2008	2007

Moody's Investors Service
Structured Finance	$92.2	$158.6	$411.2	$873.3
Corporate Finance	56.6	90.1	300.5	411.5
Financial Institutions	56.5	66.5	263.0	274.3
Public, Project and Infrastructure Finance	48.6	57.4	230.0	220.8
Intersegment royalty	16.1	14.8	63.6	55.5
Sub-total MIS	270.0	387.4	1,268.3	1,835.4
Eliminations	(16.1)	(14.8)	(63.6)	(55.5)
Total MIS	253.9	372.6	1,204.7	1,779.9

Moody's Analytics
Subscription	122.0	112.4	475.9	421.5
Software	19.1	13.7	49.2	39.5
Consulting	8.7	6.2	25.6	18.1
Total MA	149.8	132.3	550.7	479.1

Total consolidated revenue	$403.7	$504.9	$1,755.4	$2,259.0

Consolidated Revenue by geographic area

United States	$195.5	$277.2	$910.1	$1,361.8
International	208.2	227.7	845.3	897.2

Total consolidated revenue	$403.7	$504.9	$1,755.4	$2,259.0

Moody's Corporation
Summary Impact of Reorganization on Revenue (Unaudited)

Amounts in millions	Three Months Ended December 31, 2007			Twelve Months Ended December 31, 2007
	As Reported	Reclassifications (a)	2008 Adjusted Presentation	As Reported	Reclassifications (a)	2008 Adjusted Presentation

Structured finance	$164.9	$(6.3)	$158.6	$890.6	$(17.3)	$873.3
Corporate finance	104.5	(14.4)	90.1	465.4	(53.9)	411.5
Financial institutions	73.8	(7.3)	66.5	303.1	(28.8)	274.3
Public finance	29.4	(29.4)	-	120.8	(120.8)	-
Public, project and infrastructure finance	-	57.4	57.4	-	220.8	220.8
Total ratings revenue	372.6	-	372.6	1,779.9	-	1,779.9
Research revenue	88.1	(88.1)	-	324.3	(324.3)	-
Total Moody's Investors Service	460.7	(88.1)	372.6	2,104.2	(324.3)	1,779.9

Moody's KMV	44.2	(44.2)	-	154.8	(154.8)	-
Moody's Analytics	-	132.3	132.3	-	479.1	479.1

Total Moody's Corporation	$504.9	$-	$504.9	$2,259.0	$-	$2,259.0

(a) Reclassifications relate to the business reorganization announced in August 2007 which became effective in January 2008. It reflects the combination of the research business, previously classified in Moody's Investors Service, and Moody's KMV to form Moody Analytics. As part of the reorganization there were several realignments within the MIS lines of business. Sovereign and sub-sovereign ratings, which were previously part of financial institutions; infrastructure/utilities ratings, which were previously part of corporate finance; and project finance, which was previously part of structured finance, were combined with the public finance business to form a new line of business called public, project and infrastructure finance. In addition, real estate investment trust ratings were moved from financial institutions and corporate finance to the structured finance business. Furthermore, in August 2008 the global managed investments group moved from structured finance to the financial institutions business.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2008				December 31, 2008
Amounts in millions, except per share amounts

				Non-GAAP				Non-GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures*	Reported	Adjustments		Measures*

Revenue	$403.7	$-		$403.7	$1,755.4	$-		$1,755.4

Expenses	278.3	(0.2)	(a)	278.1	1,007.2	2.5	(a)	1,009.7

Operating income	125.4	0.2		125.6	748.2	(2.5)		745.7

Interest and other non-operating income (expense), net	(1.1)	-		(1.1)	(22.4)	(13.3)	(b)	(35.7)

Income before provision for income taxes	124.3	0.2		124.5	725.8	(15.8)		710.0

Provision for income taxes	35.6	0.1	(c)	35.7	268.2	(3.5)	(c)	264.7

Net income	$88.7	$0.1		$88.8	$457.6	$(12.3)		$445.3

Basic earnings per share	$0.38			$0.38	$1.89			$1.84

Diluted earnings per share	$0.37			$0.37	$1.87			$1.82

*In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s results. The table above shows Moody's results for the three and twelve months ended December 31, 2008, adjusted to reflect the following:
(a)	To exclude adjustments made in 2008 relating to the 2007 restructuring charge.
(b)	To exclude benefits relating to the resolution of certain legacy tax matters.
(c)	To reflect the income tax impacts related to the adjustments described in notes (a) and (b) above.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2007				December 31, 2007
Amounts in millions, except per share amounts

				Non-GAAP				Non-GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures*	Reported	Adjustments		Measures*

Revenue	$504.9	$-		$504.9	$2,259.0	$-		$2,259.0

Expenses	292.8	(47.8)	(a)	245.0	1,128.0	(50.0)	(a)	1,078.0

Operating income	212.1	47.8		259.9	1,131.0	50.0		1,181.0

Interest and other non-operating income (expense), net	(19.8)	-		(19.8)	(14.3)	(31.9)	(b)	(46.2)

Income before provision for income taxes	192.3	47.8		240.1	1,116.7	18.1		1,134.8

Provision for income taxes	65.0	19.2	(c)	84.2	415.2	40.4	(c)	455.6

Net income	$127.3	$28.6		$155.9	$701.5	$(22.3)		$679.2

Basic earnings per share	$0.50			$0.61	$2.63			$2.55

Diluted earnings per share	$0.49			$0.60	$2.58			$2.50

*In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s results. The table above shows Moody's results for the three and twelve months ended December 31, 2007, adjusted to reflect the following:

(a)	To exclude the 2007 restructuring charge.
(b)	To exclude benefits relating to the resolution of certain legacy tax matters.
(c)	To reflect the income tax impacts related to the adjustments described in notes (a) and (b) above.

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	December 31,
	2008	2007
Amounts in millions

Cash and cash equivalents	$245.9	$426.3
Short-term investments	7.1	14.7
Total current assets	816.9	989.1
Non-current assets	954.7	725.5
Total assets	1,771.6	1,714.6
Total current liabilities	1,392.4	1,349.2
Long-term debt	750.0	600.0
Other long-term liabilities	624.7	549.0
Shareholders' deficit	(995.5)	(783.6)
Total liabilities and shareholders' deficit	$1,771.6	$1,714.6

Shares outstanding	235.1	251.4

CONTACT:
Moody's Corporation
Liz Zale
Vice President
Investor Relations
(212) 553-1633
elizabeth.zale@moodys.com or ir@moodys.com